Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is made as of February 17, 2004 (the "Effective Date") by TAILORED BUSINESS SYSTEMS, INC., a Georgia corporation (the "Employer"), and STEPHEN A. GARNER, an individual resident in the State of Georgia (the "Employee").

            The parties, intending to be legally bound, agree as follows:

            1.         EMPLOYMENT TERMS AND DUTIES

                        1.1       Employment.  The Employer hereby employs the Employee, and the Employee hereby accepts employment by the Employer, upon the terms and conditions set forth in this Agreement.  Employee's office shall be located in Statesboro, Georgia, and Employee shall not be required to re-locate to another office or facility outside the geographical limits of Bulloch County, Georgia, during the term of this Agreement.

                        1.2       Term.  Subject to the provisions of Section 6, the term of the Employee's employment under this Agreement will be three (3) years, beginning on the Effective Date and ending on the third anniversary of the Effective Date.  After the initial term, this Agreement will automatically extend for successive terms of one year each unless either party gives notice to the other party at least thirty (30) days prior to the end of any year that it does not desire to extend the term.

                        1.3       Duties  The Employee is employed as general manager of the Employer's office facility in Statesboro, Georgia.  The Employee shall report directly to the President of the Employer and shall perform all of the duties incident to the position of general manager, with primary responsibility for office administration, personnel matters, customer relations, product development, marketing, system installation, and other activities incident to the management of the aforesaid facility of the Employer.  In addition, the Employee shall perform such other duties as may be reasonably prescribed from time to time by the President or the Board of Directors of the Employer.  The Employee further agrees to comply with the Employer's policies, rules and regulations as determined and amended from time to time by the Board of Directors of the Employer. The Employee will devote his entire business time, attention, skill, and energy exclusively to the business of the Employer, will use his best efforts to promote the success of the Employer's business, and will cooperate fully with the Board of Directors in the advancement of the best interests of the Employer.  Nothing in this Section 1.3, however, will prevent the Employee from engaging in additional activities in connection with personal investments and community affairs that are not inconsistent with the Employee's duties under this Agreement.  Anything herein to the contrary notwithstanding, the Employee shall not be required to work more than forty (40) hours per week and shall not be required to travel outside Statesboro, Georgia on overnight trips more than an average of two and one-half (2.5) days per month or a total of thirty (30) days per year..

                        1.4       Office.  During the term of his employment, Employee shall have the title of Vice President.

            2.         COMPENSATION

(a)        Salary.  In consideration of the services to be rendered under this Agreement, Employer shall pay Employee a salary of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000) per year, payable according to Employer's normal payroll practices.  Said salary shall be increased by an amount equal to at least five percent (5%) per year effective on the 1st day of January in each calendar year beginning January 1, 2005.  All compensation to be paid to Executive under this Agreement shall be less withholdings required by law.

(b)        Bonus Compensation.  In addition to the salary provided for in Section 2(a), Employer shall pay to Employee as annual bonus compensation (the "Bonus") for each year that the Employer's Gross Margin equals or exceeds the average Gross Margin reported by the Employer on its audited income statements for the three fiscal years ending October 31, 2001, October 1, 2002 and October 1, 2003.  For each calendar year during this Agreement, the Bonus shall be an amount equal to three percent (3%) of Employer's Gross Revenues in excess of the Target Amount.  For calendar year 2004, the Target Amount shall be $3,000,000.  Beginning in calendar year 2005 and each year thereafter, the Target Amount shall be the greater of (i) $3,000,000 or (ii) the Employer's Gross Revenues for the immediately preceding calendar year.  The Bonus shall be paid to Employee in a single installment within sixty (60) days after the end of each calendar year.  The term "Gross Margin" as used herein shall mean the amount determined by subtracting cost of goods sold from Gross Revenue.  The parties stipulate and agree that the Employer's average Gross Margin for the three fiscal years ending October 31, 2001, October 31, 2002 and October 31, 2003 is $1,845,825, and the Employer's Gross Margin for each calendar year during the term of this Agreement shall be determined in the same manner as the Gross Margin was determined by the Employer for the fiscal year ending October 31, 2003.  The term "Gross Revenue" as used herein shall mean the total amount of all sales of goods and services and all revenues of every kind and character derived from, arising out of, or payable on account of the Employer's business and all business transactions conducted by the Employer, whether for wholesale, retail, cash, credit or otherwise, without reserve or deduction for inability or failure to collect, and as determined under the accrual basis of accounting.  The Gross Revenue of the Employer shall be determined in the same manner as Gross Revenue was determined by the Employer for the fiscal year ending October 31, 2003, and in no event shall the gross revenue for any calendar year be less than the gross income reported by the Employer on its federal income tax return for such year.

                                    (c)        Benefits.  During the term of employment the Employee will be permitted to participate in such pension, profit sharing, bonus, life insurance, hospitalization, major medical, and other employee benefit plans of the Employer that may be in effect from time to time, to the extent the Employee is eligible under the terms of those plans; provided, however, the benefits (excluding the Bonus to be determined under paragraph 2(b) hereof and extraordinary payments during 2003 for life insurance premiums and retirement plan contributions) provided to Employee during the term of this Agreement shall be no less than the benefits provided to Employee by the Employer during the fiscal year ending October 31, 2003.

            3.         FACILITIES AND EXPENSES

                        The Employer will furnish the Employee office space, equipment, supplies, and such other facilities and personnel reasonably necessary or appropriate for the performance of the Employee's duties under this Agreement.  The Employer will pay on behalf of the Employee (or reimburse the Employee for) reasonable expenses incurred by the Employee at the request of, or on behalf of, the Employer in the performance of the Employee's duties pursuant to this Agreement.  The Employee must file expense reports with respect to such expenses in accordance with the Employer's policies.

            4.         VACATIONS

            The Employee will be entitled to three (3) weeks paid vacation each calendar year in accordance with the vacation policies of the Employer in effect for its Employees from time to time.

5.                  CONTINUING EDUCATION.

The Employee shall be entitled to one (1) week paid leave for continuing education each calendar year, and Employer shall reimburse Employee for reasonable expenses incurred in attending continuing education programs up to a maximum of $2,500 per year.

            6.         TERMINATION

                        6.1       Events of Termination.  The employment and any and all other rights of the Employee under this Agreement or otherwise as an employee of the Employer will terminate (except as otherwise provided in this Section 6):

(a)                upon the death of the Employee;

(b)               upon the permanent disability of the Employee; or

                                    (c)        for good reason (as defined in Section 6.2) upon not less than thirty (30) days' prior notice from the Employer to the Employee.

                        6.2       Definition of "For Good Reason."  For purposes of Section 6.1, the phrase "for good reason" means (a) the Employee's material breach of this Agreement; (b) the Employee's failure to adhere to any written Employer policy if the Employee has been given a reasonable opportunity to comply with such policy or cure his failure to comply; (c) the appropriation (or attempted appropriation) of a material business opportunity of the Employer, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Employer; (d) the misappropriation (or attempted misappropriation) of any of the Employer's funds or property having a material value; or (e) the conviction of or the entering of a guilty plea or plea of no contest with respect to, a felony or the equivalent thereof.

                        6.3       Definition of "Permanent Disability."  For purposes of Section 6.1, "permanent disability" shall be defined as the mental or physical incapacity of Employee which would prevent the Employee from performing his normal and customary duties for a period of six (6) consecutive months.

                        6.4       Termination Pay.  Effective upon the termination of this Agreement pursuant to Section 6.1 or if the Employee voluntarily terminates his employment with the Employer, the Employer will be obligated to pay the Employee (or, in the event of his death, his designated beneficiary) only such compensation up to the date of termination.  If employment is terminated by the Employer, other than "for good reason" pursuant to Section 6.1(c) hereof, then the Employer will be obligated to pay the Employee the salary and Bonus provided for in Sections 2(a) and (b) for the remaining original term of this Agreement.  .

                        6.5       Promissory Note.   If, during the first eighteen (18) months of this Agreement, the Employee voluntarily terminates his employment with Employer or is terminated "for good reason" pursuant to Section 6.1(c) of this Agreement, and provided the Employer is not then in default under the promissory note (the "Note") delivered to the Employee pursuant to Section 2.2(b) of that certain Agreement and Plan of Merger dated January ___, 2004 by and among VillageEDOCS, VillageEDOCS Merger Sub, Inc., Employer, Stephen A. Garner and Employee, the Note shall be cancelled and any and all claims to any unpaid amounts due under the Note shall be forever and irrevocably discharged.  After the expiration of eighteen (18) months from the date of this Agreement, if the Employee voluntarily terminates his employment with Employer or if the Employee is terminated for any reason, the Note will remain in full force and effect and its enforceability shall not be affected by such termination.

            7.         NON-DISCLOSURE COVENANT; EMPLOYEE INVENTIONS

                        7.1       Acknowledgments by the Employee.  The Employee acknowledges that (a) during the Employment Period and as a part of his employment, the Employee will be afforded access to Confidential Information (as defined in Section 7.2); (b) public disclosure of such Confidential Information could have an adverse effect on the Employer and its business; and (c) the provisions of this Section 7 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information.

                        7.2       Definition of "Confidential Information".  Confidential Information means any and all:

(a)        trade secrets concerning the business and affairs of the Employer, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and any other information, however documented, that is a trade secret within the meaning of the Georgia Uniform Trade Secrets Act; and

(b)        information concerning the business and affairs of the Employer (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials, however documented; and

(c)        notes, analysis, compilations, studies, summaries, and other material prepared by or for the Employer containing or based, in whole or in part, on any information included in the foregoing; provided, however

(d)        Employee may disclose such Confidential Information as follows:  (i) to Employee's legal counsel, accountant or financial advisor, for whose actions the Employee will be responsible; (ii) to comply with any applicable law or order, provided that the Employee notifies the Employer of any action of which he is aware which may result in disclosure; (iii) to the extent that the Confidential Information is or becomes generally available to the public through no fault of the Employee; and (iv) to the extent that the same information becomes available (on a non-confidential basis) to the Employee from another source that, to the knowledge of the Employee, has no confidentiality obligation regarding such information.

7.3       Agreements of the Employee Regarding Confidentiality.  In consideration of the compensation and benefits to be paid or provided to the Employee by the Employer under this Agreement, the Employee covenants as follows:

                                    (a)        For a period of (i) five (5) years after the date hereof, or (ii) twelve (12) months following Employee's last date of employment hereunder, whichever is later, the Employee will hold in confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of the Employer.

                                    (b)        Any trade secrets of the Employer will be entitled to all of the protections and benefits under the Georgia Uniform Trade Secrets Act and any other applicable law. If any information that the Employer deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Employee hereby waives any requirement that the Employer submit proof of the economic value of any trade secret or post a bond or other security.

                                    (c)        The Employee will not remove from the Employer's premises (except to the extent such removal is for purposes of the performance of the Employee's duties at home or while traveling, or except as otherwise specifically authorized by the Employer) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the "Proprietary Items"). The Employee recognizes that, as between the Employer and the Employee, all of the Proprietary Items, whether or not developed by the Employee, are the exclusive property of the Employer. Upon termination of this Agreement by either party, or upon the request of the Employer during the Employment Period, the Employee will return to the Employer all of the Proprietary Items in the Employee's possession or subject to the Employee's control, and the Employee shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

                        7.4.      Release.   The covenants of Employee under this Section 7 shall terminate in the event Employee exercises his rights following an event of default pursuant to and in accordance with (a) that certain Security Agreement of even date herewith between Tailored Business Systems, Inc., as Debtor, and the Employee, as Secured Party; or (b) that certain Stock Pledge Agreement of even date herewith between VillageEDOCS, as Debtor, and the Employee, as Secured Party.

            8.         GENERAL PROVISIONS

                        8.1       Injunctive Relief and Additional Remedy.  The Employee acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of this Agreement (including any provision of Sections 7) would be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy. Consequently, the Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Employer will not be obligated to post bond or other security in seeking such relief.

                        8.2       Covenants of Sections 7 are Essential and Independent Covenants.  The covenants by the Employee in Sections 7 are essential elements of this Agreement, and without the Employee's agreement to comply with such covenants, the Employer would not have entered into this Agreement or employed or continued the employment of the Employee. The Employer and the Employee have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Employer.

                        The Employee's covenants in Sections 7 are independent covenants and the existence of any claim by the Employee against the Employer under this Agreement or otherwise will not excuse the Employee's breach of any covenant in Section 7, except as otherwise provided in Section 7.4 hereof.

                        If the Employee's employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Employee in Section 7, except as otherwise provided in Section 7.4 hereof.

                        8.3.  Binding Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be resolved by binding arbitration in accordance with the provisions of the Georgia Arbitration Code (O.C.G.A. Section 9-9-1 et.seq.).  The award of the arbitrator(s) shall be binding upon all parties hereto, and judgment may be entered upon such award in any Court of competent jurisdiction.  The costs of such arbitration are to be borne equally by the parties to this Agreement.  Anything herein to the contrary notwithstanding, this provision regarding Arbitration shall not apply to any breach arising under paragraph 7 of this Agreement.

                        8.4       Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

                        8.5       Entire Agreement; Amendments.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

                        8.6       Governing Law.  This Agreement will be governed by the laws of the State of Georgia without regard to conflicts of laws principles.

                        8.7       Section Headings, Construction.  The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

                        8.8       Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

                        8.9       Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

            IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date above first written above.

EMPLOYER:                                                             EMPLOYEE:

TAILORED BUSINESS SYSTEMS, INC.

By::  /s/K. Mason Conner                                             /s/ Stephen A. Garner

     K. Mason Conner, President                                   Stephen A. Garner